As filed with the Securities and Exchange Commission on February _, 20013.
Registration No. 333-179610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
Registration Statement Under The Securities Act of 1933

MASS MEGAWATTS WIND POWER, INC.
(Name of Small Business Issuer in its charter)

MASSACHUSETTS	04-3402789
(State or other jurisdiction of incorporation or organization)	(I.R.S. EMPLOYER Identification No.)

95 PRESCOTT STREET
WORCESTER, MA	01605
(Address of principal executive offices)	(ZIP CODE)

Issuer's  telephone  number  (508)751-5432

Corporate Growth Incentive Plan
(Full Title of Plan)

_________________________________________

Jonathan C. Ricker
President and Chief Executive Officer
95 Prescott Street
Worcester, MA 01605
(508) 751-5432
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

Calculation Of Registration Fee

TITLE OF EACH CLASS OF SECURITIES OFFERING TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE OF COMMON STOCK(3)	MAXIMUM AGGREGATE OFFERING PRICE(3)	REGISTRATION FEE
COMMON	1,000,000 shares	$.06	$60,000	$ 8.81

(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares to be issued under the Mass Megawatts Wind Power, Inc. Corporate Growth Incentive Plan.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) the fee is calculated upon the basis of last sale reported as of February 13, 2013.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement File No. 333-179610 is being filed by the registrant, Mass Megawatts Wind Power, Inc. (the “Company”), for the purpose of increasing the number of shares of common stock to be issued under the Company’s Corporate Growth Incentive Plan(the “Plan”) by 1,000,000 shares, pursuant to General Instruction E on Form S-8 (Registration of Additional Securities).  The contents of the original registration statement (File No. 333-179610) are hereby incorporated by reference and made a part hereof.  Approval of the Amendment has not yet been submitted to the Company’s shareholders.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a) The Registrant's latest annual report, for the year ended April 30, 2012 as filed on Form 10-K with the Securities and Exchange Commission on  July 30, 2012.

(b) The Registrant's quarterly reports as filed on Form 10-Q with the Securities and Exchange Commission on September 14, 2012   for the quarter ended July 31, 2012, and on December 17, 2012 for the quarter ended October  31, 2012.

(c) The Registrant's current reports on Form 8-K filed on July 30, 2012, November 14, 2012 and  December 18, 2012.

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10SB filed with the Commission on March 20, 2001 and any further amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits:

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

5.1    Opinion of Eckert Seamans Cherin & Mellott, LLC regarding the legality of the securities being registered

23.1  Consent of Independent Public Accounting Firm

23.2 Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5.1)

SIGNATURE PAGE

The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the Town of Shrewsbury, Massachusetts on the 19th day of February 2013.

MASS MEGAWATTS WIND POWER, INC.

By:	/s/ Jonathan Ricker
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Dated: February 19, 2013

/s/ Jonathan Ricker
Title:	Director

/s/ Debra Kasputis
Title:	Director

/s/ Gary Bedell
Title:	Director